EXHIBIT (d)

                    FORM OF INVESTMENT MANAGEMENT AGREEMENT


     THIS INVESTMENT MANAGEMENT AGREEMENT ("Agreement") is made as of the _____ day of _______________, 1999, by and between RREEF Securities Trust, a Delaware business trust, (hereinafter called the "Trust") and RREEF America, LLC, a Delaware limited liability company (hereinafter called the "Investment Manager").

     WHEREAS, the parties hereto desire to enter into this Agreement to arrange for investment management services to be provided by the Investment Manager for all classes of shares issued by the Trust;

     NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

     1.  Investment Management Services. The Investment Manager shall supervise
         ------------------------------
the investments of each series of shares of the Trust listed in Schedule A to this Agreement. Each such series is sometimes hereinafter referred to as a "Fund." In such capacity, the Investment Manager shall either directly, or through the utilization of others as contemplated by Section 7 below, maintain a continuous investment program for each such series, determine what securities shall be purchased or sold by each such series, secure and evaluate such information as it deems proper, and take whatever action is necessary or convenient to perform its functions, including the placing of purchase and sale orders.

     2.  Compliance with Laws.  All functions undertaken by the Investment
         --------------------
Manager hereunder shall at all times conform to and be in accordance with any requirements imposed by (1) the Investment Company Act of 1940, as amended, (the "Investment Company Act") and any rules and regulations promulgated thereunder;
(2) any other applicable provisions of law; (3) the Trust's Declaration of Trust and Bylaws, each as amended from time to time; and (4) the registration statement(s) of the Trust, as amended from time to time, filed under the Securities Act of 1933 and the Investment Company Act.

     3.  Supervision by Trustees.  All of the functions undertaken by the
         -----------------------
Investment Manager hereunder shall at all times be subject to the direction of the Trustees of the Trust, its executive committee, or any committee or officers of the Trust acting under the authority of the Trustees.

     4.  Payment of Expenses.  The Investment Manager will pay all expenses of
         -------------------
managing and operating any Fund listed in Schedule A to this Agreement other than brokerage expenses, taxes, interest, fees and expenses of those Trustees who are not "interested persons" as defined in the Investment Company Act (hereinafter referred to as the "Independent Trustees") (including legal counsel fees), and extraordinary expenses. The Investment Manager will provide the Trust with all physical facilities and personnel required to carry on the business of each such series, including, but not limited to office space, office furniture, fixtures and equipment, office supplies, computer hardware and software, and salaried and hourly paid personnel. The

Investment Manager may at its expense employ others to provide all or any part of such facilities and personnel.

     5.   Account Fees.  The Trust, by resolution of the Board of Trustees,
          ------------
including a majority of the Independent Trustees, may from time to time authorize the imposition of a fee as a direct charge against shareholder accounts of any series, such fee to be retained by the Trust or to be paid to the Investment Manager to defray expenses which would otherwise be paid by the Investment Manager in accordance with the provisions of paragraph 4 of this Agreement. At least sixty (60) days' prior written notice of the intent to impose such fee must be given to the shareholders of the affected series.

     6.   Management Fees.
          ---------------

     (a) In consideration of the services provided by the Investment Manager, each series of shares of the Trust listed in Schedule A to this Agreement shall pay to the Investment Manager a per annum management fee (hereinafter, the "Applicable Fee") as set forth in Schedule B to this Agreement. On the first business day of each month, each such series of shares shall pay the management fee, at the applicable rate, for the previous month. The fee for the previous month shall be calculated by multiplying the Applicable Fee for each such series by the aggregate average daily closing value of the net assets of each such series during the previous month, and further multiplying that product by a fraction, the numerator of which shall be the number of days in the previous month, and the denominator of which shall be 365 (366 in leap years).

     (b) In the event that the Trustees of the Trust shall determine to issue any additional series of shares for which it is proposed that the Investment Manager serve as investment manager, the Trust and the Investment Manager may enter into an Addendum to this Agreement setting forth the name of the series, the Applicable Fee, and such other terms and conditions as are applicable to the management of such series of shares.

     7.   Subcontracts.  In rendering the services to be provided pursuant to
          ------------
this Agreement, the Investment Manager may, from time to time, engage or associate itself with such persons or entities as it determines are necessary or convenient in its sole discretion and may contract with such persons or entities to obtain information, investment advisory and management services, or such other services as the Investment Manager deems appropriate. Any fees, compensation, or expenses to be paid to any such person of entity shall be paid by the Investment Manager, and no obligation to such person or entity shall be incurred on behalf of the Trust. Any arrangement entered into pursuant to this paragraph shall, to the extent required by law, be subject to the approval of the Trustees of the Trust, including a majority of the Independent Trustees, and the shareholders of the Trust.

     8.   Continuation of Agreement.  This Agreement shall continue in effect,
          -------------------------
unless sooner terminated as hereinafter provided, for a period of two years from the execution hereof, and for as long thereafter as its continuance is specifically approved at least annually (a) by the Trustees of the Trust or by the vote of a majority of the outstanding class of voting securities of each series and (b) by the vote of a majority of the Trustees of the Trust who are not parties to the

Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     9.  Termination.  This Agreement may be terminated by the Investment
         -----------
Manager at any time without penalty upon giving the Trust sixty (60) days' written notice, and may be terminated at any time without penalty by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each series on sixty (60) days' written notice to the Investment Manager.

     10. Effect of Assignment.  This Agreement shall automatically terminate in
         --------------------
the event of assignment by the Investment Manager, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act.

     11. Other Activities.  Nothing herein shall be deemed to limit or restrict
         ----------------
the right of the Investment Manager, or the right of any of its officers, directors, or employees (who may also be a Trustee, officer, or employee of the Trust), to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

     12. Standard of Care.  In the absence of willful misfeasance, bad faith,
         ----------------
gross negligence, or reckless disregard of its obligations or duties hereunder on the part of the Investment Manager, it, as an inducement to it to enter into this Agreement, shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security.

     13. Non-Liability of Trustees and Shareholders.  Any obligation of the
         ------------------------------------------
Trust hereunder shall be binding only upon the assets of the Trust or the applicable series thereof, and shall not be binding upon any Trustee, officer, employee, agent, or shareholders of the Trust. Neither the authorization of any action by the Trustees or the shareholders of the Trust nor the execution of this Agreement on behalf of the Trust shall impose any liability upon any Trustee or any shareholder.

     14. Use of Investment Manager's Name.  The Trust may use the name "RREEF
         --------------------------------
Securities Trust" and the series names listed in Schedule A or any other name derived from the name "RREEF" only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Investment Manager as investment adviser. At such time as this Agreement or any extension, renewal, or amendment hereof, or such other similar agreement shall no longer be in effect, the Trust will cease to use any name derived from the name "RREEF" or otherwise connected with the Investment Manager, or with any organization which shall have succeeded to the Investment Manager's business as investment adviser.

     15. Separate Agreement.  The parties hereto acknowledge that certain
         ------------------
provisions of the Investment Company Act, in effect, treat each series of shares of an investment company as a separate investment company. Accordingly, the parties hereto hereby acknowledge and agree that, to the extent deemed appropriate and consistent with the Investment Company Act, this Agreement shall be deemed to constitute a separate agreement between the Investment Manager and each series of shares of the Trust managed by the Investment Manager.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

RREEF SECURITIES TRUST                  RREEF America, LLC


By:    /s/ Kim G. Redding               By:   /s/ ____________________
Name:  Kim G. Redding                   Name: ________________________
Title: Trustee                          Title:________________________


Attest:/s/ ________________             Attest:  /s/ ___________________
Name:  _________________                Name:    _______________________
Title: _________________                Title:   _______________________

                             RREEF SECURITIES TRUST

                        INVESTMENT MANAGEMENT AGREEMENT

                                  SCHEDULE A



The series of the Trust currently subject to this Agreement are as follows:


                                              Effective Date
                                              ---------------------

       RREEF Real Estate Securities Fund      _______________, 1999



Dated:  ________________, 1999

                             RREEF SECURITIES TRUST

                        INVESTMENT MANAGEMENT AGREEMENT

                                   SCHEDULE B



Compensation pursuant to Section 6 of this Agreement shall be calculated in accordance with the fee rate applicable to the average daily net assets of each of the series of the Trust listed below:


       Name of Series                             Applicable Fee Rate
       --------------                             -------------------

       RREEF Real Estate Securities Fund          1.00%



Dated:  ________________, 1999